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                                                                 Exhibit 4(b)(1)



                                 March 12, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Texas Utilities Company
     1996 Annual Report on Form 10-K
     -------------------------------

Gentlemen:

     Pursuant to the exemption afforded by Item 601(b)(4)(iii)(A) of Regulation S-K, Texas Utilities Company (Company) is not filing as exhibits to its Annual Report on Form 10-K for 1996 instruments with respect to its long-term debt of the Company and/or its subsidiaries. These instruments include (i) agreements with respect to pollution control revenue bonds and (ii) agreements with respect to senior notes. Each item of long-term debt referenced above does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Reference is made to Note 8 to Consolidated Financial Statements (Item 8 of the Company's Annual Report on Form 10-K for 1996).

     The Company agrees to furnish a copy of the above instruments to the Securities and Exchange Commission upon request.

                                  Sincerely,


                             /s/ Peter B. Tinkham
                       ---------------------------------
                               Peter B. Tinkham
                       Treasurer and Assistant Secretary
                        and Principal Financial Officer


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